Exhibit 12.2
Doral Financial Corporation
Computation of Ratio of Earnings to Fixed Charges and Preferred Stock Dividends

Quarter Ended
March 31, 2011
Including Interest on Deposits
Earnings:
Pre-tax income from continuing operations	$8,420
Plus:
Fixed Charges (excluding capitalized interest)	51,513

Total Earnings	$59,933

Fixed Charges:
Interest expensed and capitalized	$50,557
Amortized premiums, discounts, and capitalized expenses related to indebtedness	264
An estimate of the interest component within rental expense	692

Total Fixed Charges	$51,513

Preferred dividends	2,415
Ratio of pre-tax income to net income	2.533
Preferred dividend factor	6,117

Total fixed charges and preferred stock dividens	$57,630

Ratio of Earnings to Fixed Charges and Preferred Stock Dividends	1.04

Excluding Interest on Deposits
Earnings:
Pre-tax income from continuing operations	$8,420
Plus:
Fixed Charges (excluding capitalized interest)	24,614

Total Earnings	$33,034

Fixed Charges:
Interest expensed and capitalized	$23,658
Amortized premiums, discounts, and capitalized expenses related to indebtedness	264
An estimate of the interest component within rental expense	692

Total Fixed Charges	$24,614

Preferred dividends	2,415
Ratio of pre-tax income to net income	2.533
Preferred dividend factor	6,117

Total fixed charges and preferred stock dividens	$30,731

Ratio of Earnings to Fixed Charges and Preferred Stock Dividends	1.07